Filed Pursuant to

Rule 424(b)(3)

File No. 333-117038

KH FUNDING COMPANY

SUPPLEMENT DATED OCTOBER 4, 2004 TO PROSPECTUS DATED SEPTEMBER 24, 2004

The following information supplements our prospectus dated September 24, 2004, related to the sale of our debt securities. You should review this information prior to making an investment decision. This supplement should be read in conjunction with the prospectus dated September 24, 2004.

Plan of Distribution

Use of Broker-Dealer

To date, the Notes have been offered and sold by KH Funding without the services of an underwriter, broker-dealer or finder. Accordingly no sales commissions or fees have been paid to date in connection with this offering. Mr. Robert L. Harris, our President and Chief Executive Officer, has been the only person participating in sales of the offering. However, KH Funding will now begin to employ the services of Capital Financial Services, Inc. (“CFS”), a National Association of Securities Dealers, Inc. member broker-dealer for purposes of offering the Notes on a “best-efforts” or agency basis. KH Funding will pay CFS a commission, which we estimate will range from .6% to 3.5% of the sale price of any Notes sold through CFS. All commissions will be due upon sale of the Notes except with respect to the sale of the One Day and Thirty Day Demand Notes, where the commission will be payable quarterly and shall be calculated on the average daily balance for the respective pervious quarters. A small residual commission, paid on 3-year and 5-year Notes sold that have remained in the hands of the holder, are also calculated as a percentage of the initial purchase payment for such Note and will be paid quarterly after the first anniversary. A commission becomes payable only upon acceptance by KH Funding of the application to purchase a Note, and after payment for such note has been verified and cleared. KH Funding will make payment of all commissions then payable by the 15th of each calendar month.

We have also agreed to indemnify the broker-dealer against specific liabilities, including liabilities under the Securities Act.